UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Guilford Pharmaceuticals Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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      At our 2005 Annual Meeting scheduled for May 4, 2005, our stockholders will be asked to approve an amendment to our 2002 Stock Award and Incentive Plan (the “Plan”). Our Compensation Committee of the Board of Directors has authorized changing that proposed amendment to increase the number of shares available for issuance under the Plan by 1,500,000 shares, instead of 3,000,000 shares. All other proposed amendments to the Plan, as set forth in our Proxy Statement dated April 4, 2005, shall remain unchanged. The change to the amendment shall be effective upon the approval of the amendment by the Company’s shareholders.
      Also, in order to facilitate approval of this proposal and assuage any shareholder concerns regarding the number of options the Company intends to grant in a given year, the Compensation Committee of the Board of Directors commits to the Company’s shareholders that for the next three fiscal years it will not grant in a fiscal year a number of shares subject to options or stock units to employees (whether under the Plan or other plans not approved by shareholders) greater than 3.6% of the number of shares of the Company’s common stock that the Company believes will be outstanding at the end of the same fiscal year. For purposes of calculating the number of shares granted in a year, stock units will count as equivalent to (i) 1.5 option shares if the Company’s annual stock price volatility is 53% or higher, (ii) two option shares if the Company’s annual stock price volatility is between 25% and 52%, and (iii) four option shares if the Company’s annual stock price volatility is less than 25%.
      We are also engaging the Altman Group to solicit proxies for this annual meeting at an expected cost to us of approximately $6,000.